N  E  W  S     R  E  L  E  A  S  E

CONTACT:

James R. Boldt

Chairman & Chief Executive Officer

(716) 887-7244

CTG Reports 22% Revenue Growth and a 63% increase in

Net Income In 2006 First Quarter

BUFFALO, N.Y. - April 26, 2006 - CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2006 first quarter which ended on March 31, 2006. CTG reported 2006 first quarter revenues of $83.6 million, a 21.8 percent increase from 2005 first quarter revenues of $68.7 million.  Operating income was $1.6 million in the first quarter of 2006, a 68.2 percent increase from $0.9 million in the 2005 first quarter.  CTG’s net income for the 2006 first quarter increased 62.6 percent to $0.8 million or $0.05 per diluted share, compared with 2005 first quarter net income of $0.5 million, or $0.03 per diluted share.  Cash net income per share (1) for the 2006 first quarter was $0.9 million or $0.05 per diluted share, and excludes equity-based compensation expense of $0.1 million associated with the adoption of FASB Statement No. 123R Share-based Payment (SFAS123R) on January 1, 2006.

“We are very pleased to start 2006 with double-digit revenue growth that exceeded our expectations and with earnings at the high end of our guidance,” said CTG Chairman and Chief Executive Officer James R. Boldt.  “These results were achieved despite the $0.4 million revenue reduction from changing to a cash discount payment option for a significant customer in the quarter and new expenses for equity-based compensation.  As expected, this new payment arrangement enabled us to significantly reduce bank debt which declined in the quarter from over $23 million at year end to just under $1 million.  As a result of this change, we expect greater financial flexibility to grow our business and repurchase shares.”

Mr. Boldt continued, “CTG’s robust revenue growth reflects the continued strength of our staffing and healthcare businesses, in addition to increasing demand for testing and information security solutions in North America and Europe. As a result of greater staffing demand, we added another 100 people to our headcount this quarter, which now stands at 3,700, an approximately 500 person increase from a year ago.”

During the 2006 first quarter, CTG repurchased 81,600 of its shares in open market transactions, a lower amount than in the previous three quarters due to the extended blackout period related to its year-end audit that was in effect for most of the quarter.  CTG has repurchased a total of 458,500 shares since announcing a 1.0 million share repurchase authorization on May 12, 2005 in addition to an existing 210,000 share authorization. Mr. Boldt commented, “We continue to believe CTG’s shares are attractively valued and with the changes made in the first quarter in managing our receivables and outstanding debt we are now in a better position to actively repurchase shares.”

CTG provided guidance on its revenue and earnings forecasts for the 2006 second quarter.  Based on current business and market conditions, CTG expects that for the second quarter of 2006 its revenues will range from $85 million to $88 million and that cash net income per diluted share (1) will range from $0.05 to $0.07 and net income per diluted share will range from $0.04 to $0.06.

The Company also updated its guidance for 2006, increasing its forecasts for revenues, net income per share and cash net income per share (1).  CTG currently expects that its 2006 revenues will range from $340 million to $352 million, an increase of 15 to 20 percent over 2005. Including an expected non-cash expense for equity compensation of approximately $0.03 per share, the Company currently anticipates its 2006 net income per diluted share will be in the range of $0.19 to $0.23 per share. The Company currently projects 2006 cash net income per diluted share (1), which excludes the equity-based compensation expense, of between $0.21 to $0.26 per diluted share.

Mr. Boldt concluded, “We are revising our 2006 guidance upward based on stronger than expected revenue growth in the first quarter, our forecast for the second quarter, and improving market conditions for our solutions offerings.  While the overall solutions market remains below normal levels, demand continues to grow in the vertical markets we serve for our major solutions offerings, particularly testing and information security.  Current proposal activity is very strong for our Payment Card Industry (PCI) Data Security Standards offering with several new assessments already underway and the potential for more significant follow-on remediation work.  In healthcare, demand from providers remains strong for clinical transformations and transitional outsourcing.  We are also successfully expanding our focus in healthcare to the payer market.  Our broad-based growth momentum has CTG on track for another year of double-digit revenue growth, as well as solid improvement in our operating margins and profitability.”

Backed by 40 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,700 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2005 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2005 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

(1)

For the purposes of this calculation, cash net income per diluted share excludes equity-based compensation expense.  Cash net income per diluted share is not a measurement calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and it is not intended to be a replacement for, or considered to be more important than, net income per diluted share calculated in accordance with GAAP.

CTG will hold a conference call on April 27, 2006 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-428-4474 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time April 27, 2006 and 1:00 PM Eastern Time May 1, 2006 by dialing 1-800-475-6701 and entering the conference ID number 816208.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	March 31,	April 1,
	2006	2005

Revenue	$83,643	$68,683
Direct costs	65,525	52,170
Selling, general and administrative expenses	16,557	15,585
Operating income	1,561	928
Net other expense	(322)	(222)
Income before income taxes	1,239	706
Provision for income taxes	452	222
Net income	$787	$484

Net income per share:
Basic	$0.05	$0.03
Diluted	$0.05	$0.03
Weighted average shares outstanding:
Basic	16,549	16,813
Diluted	16,831	17,242

Reconciliation of GAAP Diluted Earnings Per Share to Cash  Net Income Per Share (1)

	For the Quarter Ended
	March 31,	April 1,
	2006	2005
Net income	$787	$484
Equity-based compensation, net of tax	90	-
Cash net income	$877	$484
Cash net income per share	$0.05	$0.03

COMPUTER TASK GROUP, INCORPORATED (CTG) Condensed Consolidated Balance Sheets (Unaudited) (amounts in thousands)

	March 31,	April 1,		March 31,	April 1,
	2006	2005		2006	2005
Current Assets:			Current Liabilities:
Cash and cash equivalents	$2,809	$3,685	Accounts payable	$7,820	$8,258
Accounts receivable, net	53,108	66,707	Accrued compensation	26,604	28,405
Other current assets	3,826	3,878	Other current liabilities	6,808	8,525
Total Current Assets	59,743	74,270	Total Current Liabilities	41,232	45,188
Property and equipment, net	6,515	7,101	Long-term debt	995	12,271
Goodwill	35,678	35,678	Other liabilities	9,737	9,158
Other assets	8,276	6,784	Shareholders’ equity (2)	58,248	57,216
			Total Liabilities and
Total Assets	$110,212	$123,833	Shareholders’ Equity	$110,212	$123,833

(2)

During 2005 and the first quarter of 2006, the Company determined that certain adjustments were required to its investment, deferred tax and other liability accounts as of December 31, 2002.  These adjustments increased the Company’s retained earnings by a net amount of approximately $0.3 million as of December 31, 2002.  The shareholders’ equity balances as of April 1, 2005 and March 31, 2006 have been adjusted to reflect the December 31, 2002 adjustments as well as subsequent changes in the market value of the investment.

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Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.